EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 22, 2015

For Immediate Release

Paychex Completes Acquisition of Advance Partners

Rochester, N.Y. (December 22, 2015) – Paychex, Inc., a leading provider of payroll, human resource, insurance, and benefits outsourcing solutions for small- to medium-sized businesses, today announced it has completed the acquisition of Advance Partners, a leading provider of integrated financial, operational, and strategic services to support independent staffing firms.
Advance Partners, a Cleveland, Ohio-based company founded in 1998, offers customizable solutions to the temporary staffing industry, including payroll funding and outsourcing services, which include payroll, invoicing, and tax preparation. Advance Partners’ staffing firm clients work with more than 7,500 businesses. Those clients hire and process approximately 200,000 temporary positions annually.
Advance Partners will operate as a wholly owned subsidiary of Paychex. Terms of the acquisition were not disclosed.
About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 40 years of industry expertise, Paychex serves approximately 590,000 payroll clients across 100 locations and pays one out of every 15 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter and LinkedIn.
About Advance Partners
Founded in 1998, and based in Cleveland, Ohio, Advance Partners is the leading provider of financial, operational, and strategic support to independent staffing firms.  Advance serves as a business partner with a simple mission:  To help staffing firms grow.  Advance's customizable solutions include payroll funding, commercial credit, back office support, and a variety of strategic services.  (www.AdvancePartners.com)
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Media Contact:
Laura Saxby Lynch
Director, Corporate Communications
Paychex, Inc.
585-383-3074
lsaxbylynch@paychex.com
@PaychexNews